Exhibit 4.14

           FIRST AMENDMENT TO THE AMENDED AND RESTATED
                 RECEIVABLES PURCHASE AGREEMENT

     THIS  FIRST AMENDMENT (this "Amendment") to the Amended  and

Restated  Receivables Purchase Agreement (the "Agreement")  dated as  of  May 30, 1996, by and among SRI Receivables Purchase  Co.,

Inc.,   a   Delaware  corporation  (the  "Purchaser")   and   the

Originators  parties  thereto  (the  "Originator")  is  made  and entered into as of August 1, 1998 by and among the Purchaser  and the Originator.

     WHEREAS,  Granite National Bank, N.A. (the "Bank") has  been formed for the purpose of extending credit to enable Obligors  to pay for merchandise or services purchased at an SRI Store;

     WHEREAS,  the  Bank and SRI have entered into  that  certain

Receivables  Transfer  Agreement dated  as  of  the  date  hereof whereby  the Bank agrees to sell, and SRI agrees to purchase  the

Receivables  arising under Charge Account Agreements between  the

Bank and Obligors.

     WHEREAS,  pursuant  to  Section  13.1  of  the  Pooling  and

Servicing   Agreement,  the  parties  thereto  contemplated   the

inclusion of the SRI Credit Card Bank;

     WHEREAS,   the  Originator  and  the  Purchaser  desire   to

effectuate  the  establishment of the Granite Accounts  with  the

Bank,  as  the  SRI  Credit Card Bank, and the  transfer  of  the

Receivables  thereunder to the Trust, by modifying  and  amending certain  terms of the Agreement pursuant to Section 8.01  thereof and  in accordance with Section 13.1 of the Pooling and Servicing

Agreement in the manner more particularly described herein below;

     NOW,  THEREFORE,  for good and valuable  consideration,  the receipt and sufficiency of which are hereby acknowledged:

     The Originator and the Purchaser hereby agree as follows:

     1.    Defined Terms.  Capitalized terms used herein but  not

otherwise  defined  shall  have the meanings  set  forth  in  the

Agreement, as amended by this Amendment.

     2.    Bank.   The  definition of  the  Bank  shall  read  as

follows:

          "Bank"  means Granite National Bank, N.A.,  a  national

     banking association.

     3.    Eligible Receivable.  Clause (h) of the definition  of

Eligible  Receivable  shall be amended and restated  to  read  as follows:

          (h) it arises under a Charge Account Agreement that has been duly authorized by (i) the applicable Originator or
     (ii) the creditor of an account approved by each Rating Agency as an Automatic Additional Account or Supplemental Account, and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject at the time of transfer to the Trust to any dispute, offset, counterclaim or defense whatsoever.


     4.     Merchant  Agreement.   The  definition  of   Merchant

Agreement shall read as follows:

          "Merchant Agreement" means an agreement between the Bank and a merchant pursuant to which the merchant agrees to honor credit cards issued by the Bank to Obligors and the Bank agrees to make loans to Obligors for the purpose of purchasing goods and services at stores operated by the merchant. Without limiting the foregoing, the Retail Credit Services Agreement dated as of August 1, 1998 between the Purchaser and the Bank is a Merchant Agreement.

     5.    SRI  Store.   The  definition of SRI  Store  shall  be

amended and restated to read as follows:

          "SRI Store" means any merchant which is a party to a Merchant Agreement with the Bank.

     6.    Transferred  Account.  The definition  of  Transferred
Account shall be amended and restated to read as follows:

          "Transferred Account" shall mean an Account to which a new credit account number has been issued under circumstances resulting from a lost or stolen credit card and not requiring standard application and credit evaluation procedures under the Credit and Collection Policy, and which can be traced or identified by reference to or by way of computer files or microfiche lists delivered to the Purchaser pursuant to this Agreement or as an account into which an Account has been transferred.

     7.     Effectiveness  of  Amendments.   The  parties  hereto

expressly acknowledge that the effectiveness of this Amendment is conditioned  upon the receipt of written confirmation  from  each

Rating  Agency  to  the effect that the original  rating  of  any

Series  or  any  class  of  any Series will  not  be  reduced  or withdrawn  as  a result of this Amendment.  Upon receipt  by  the

Trustee  of  such written confirmation, this Amendment  shall  be deemed  effective  on the date hereof.  Except as  expressly  set forth  above, all terms of the Agreement shall be and  remain  in full  force and effect and shall constitute the legal, valid  and

binding  and enforceable obligations of the parties thereto.   To

the  extent  any  terms  and conditions in  the  Agreement  shall contradict  or  be  in  conflict  with  any  provisions  of  this

Amendment, the provisions of this Amendment shall govern.

     8.    Governing Law.  THIS AMENDMENT AND THE AGREEMENT SHALL

BE  GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE  OF  NEW  YORK, WITHOUT REFERENCE TO ITS  CONFLICT  OF  LAW

PROVISIONS,  AND  THE  OBLIGATIONS, RIGHTS AND  REMEDIES  OF  THE

PARTIES   HEREUNDER  AND  THEREUNDER  SHALL  BE   DETERMINED   IN

ACCORDANCE WITH SUCH LAWS.

     9.    Counterparts.   This  Amendment  may  be  executed  in

separate counterparts each of which shall be an original and  all of  which  taken  together  shall constitute  one  and  the  same agreement.

     IN  WITNESS WHEREOF,  the parties thereto have executed this

First Amendment as of August 1, 1998.

                              SPECIALTY     RETAILERS,      INC.,
                              Originator


                              By:  /s/ Mark Hess
                              Its: Treasurer



                              SRI RECEIVABLES PURCHASE CO., INC.,
                              Transferor

                              By:  /s/ James Marcum
                              Its: Chief Financial Officer